ACQUISITION PURSUANT TO RULE 10F-3


Fund Name:
FBR Small Cap Financial

Item #
Criteria
Response
1
Date of Purchase
12/17/2002
2
Amount of purchase
200,000 shares
3
Purchase price
$8.00
4
Issuer
Commercial Capital Bancorp (CCBI)
5
Security type
Common Stock
6
Offering
IPO
7
Offering price
$8.00
8
Total offering
5,000,000 shares
9
Underwriting spread
$0.56 per share
10
Years of operations
4+ years
11
% of offering purchased by


    Fund
4.00%

    Affiliated funds
N/A
12
% of Fund Assets
0.4642%
13
Underwriter from whom purchased
Sandler O'Neill & Partners, LP
14
Members of underwriting syndicate
FBR, AG Edwards, Hoefer & Arnett, Keefe
Bruyette, Morgan Keegan, RBC, Steiffel,
Nicholas, Legg Mason
15
Investment manager or co-manager
Sander O'Neill (lead); FBR & Co (Co-manager)
16
Firm commitment underwriting
Yes
17
Registered with SEC?
Yes